EXHIBIT 10.8

EMPLOYEMENT AGREEMENT

1.
Introduction. Agreement made this 23rd day of January 2008, between Harbrew Imports Ltd, a public company organized and existing by virtue of the laws of the State of Florida ("Company"), and Richard John DeCicco, an individual residing at 71 Shore Drive South, Copiague, New York 11726, USA ("Employee")

2.	Employment. Company hereby employs Employee, and Employee accepts the employment, subject to and in accordance with the terms and conditions of this Agreement.

3.
Term of Employment. Employee's employment will begin on January 1, 2008, and will continue for a period of five (5) years under this agreement unless the term of this agreement is extended by a further written agreement of the parties.

4.	Compensation. Company will pay Employee a salary, per the following schedule:

June 2009 - $265,000
June 2010 - $285,000
June 2011 - $305,000
June 2012 - $350,000

per year, payable in equal weekly installments and at the end of each week or in accordance with the company's current payroll policies. Employees' compensation shall be increased annually, per the schedule above. Employee's compensation shall not decrease during the term of this agreement, unless agreed by the Employee. Incentive bonus compensation and stock and or options and the like shall be paid to the Employee in accordance with Company policies established by the Board of Directors. In addition if the Company enters into an Agreement and further sells any brand in the Company's portfolio, Employee will receive five (5) percent of such sale upon the sale.

5.	Benefits. In addition to the salary compensation established in paragraph 4 hereof, Employee shall receive the following benefits:

a.
Insurance. Medical, Disability, Dental and other insurance including but not limited to life insurance with the benefactors being of the Employee's choice and discretion, as long as Employee is employed by the Company and at least equal to that presently received by the Employee.

b.	Retirement Benefits. Employee shall receive retirement benefits in accordance with the Company policies established by the Board of Directors.

c.	Automobile. Company shall furnish to Employee the use of an Automobile in accordance with the Company policies, established by the Board of Directors.

d.
Options. The Company intends to adopt a 2008 incentive and non-qualified Stock Option Plan ("the plan"), and the Board of Directors or the Committee, if given the authority, shall issue Options to the Employee as indicated below. The plan shall be within the next 180 days from the date of this Agreement upon the approval of the Plan of holders of the majority of the issued and outstanding shares. Employee shall receive:

1)
A non-qualified performance option to purchase up to one (1) million additional Company Common shares at an exercise price of a discount to market, which shall vest pursuant to the following schedule: Assuming the Employee is employed by the Company on the vesting dates, 200,000 options will vest each year for five (5) years on December 31 of each year.

2)	The Board of the Committee in exercising its unrestricted discretion may grant such additional options to the Employee each year of the employment term, as it deems appropriate.

6.
Confidential Information. Employee recognizes and acknowledges by reason of Employees employment by and service to the Company before, during, and, if applicable after the Employment Term, Employee will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how", product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to as " Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and Employee covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Employee's employment use any Confidential Information, or divulge or disclose any Confidential Information to any person, firm or Corporation except in connection with the performance of Employee's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Employee also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or Corporation, unless such information is in the public domain through no fault of Employee or except when required to do so by a Court of law, by any Governmental Agency having supervisory authority over the business of the Company or by any administrative or legislative body ( including a committee thereof ) with apparent jurisdiction to order Employee to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format), which comes into Employee's possession during the course of Employee's employment, shall remain the property of the Company. Except as required in the performance of Employee's duties for the Company, or unless expressly authorized in writing by the Company, Employee shall not remove any written confidential information from the Company's premises, except in connection with the performance of Employee's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Employee's employment the Employee agrees to return immediately to the Company all written confidential information (including, without limitation, in any computer or any electronic format in Employee's possession. As a condition of Employee's continues employment with the Company and in order to protect the Company's interest in such proprietary information, the Company shall require Employee's execution of Confidentiality Agreement and Inventions Agreement.

7.
Employee's Title and Duties. Company hires Employee to serve as the CEO of Harbrew Imports. His duties shall be those designated by the Board of Directors of the Company, together with any duties that may be incidental to his principal duties, Pursuant to the terms of the agreement as set by the Board of Directors. Employee shall also serve as a board member and "The Chairman of the Board during his employment and shall remain on the Board if so desired following the term of his employment. The Employee will serve as a Board member without further compensation, except to the extent that other members of the Board of Directors are compensated for their services as such, in which event Employee shall receive like compensation.

8.
Employee's Termination. Employee may terminate this Agreement upon sixty (60) day written notice to Company for any reason, including but not limited to if Employee is for any reason not re-elected or reappointed to any position for which he is employed under this Agreement. Employee shall receive termination benefits as set forth in Section 14 or as parties may otherwise agree.

9.
Employee to Devote Time To Company's Business. Employee will devote a majority of Employee's time, attention, and energies to the business of Company. It is acknowledged and agreed that Employee has other business interests from time to time that avail themselves to him which he is permitted to pursue.

10.
Office Space and Secretary. Company will furnish Employee with a private office, secretary, and any other facilities and services that are adequate for the performance of Employee's duties and suitable to Employee's position.

11.
Reimbursement of Expenses. Employee may incur reasonable expenses for promoting Company's business, including expenses for entertainment, travel, and similar items. Company will reimburse Employee for all reasonable, ordinary and expenditures, together with receipts, vouchers, and other supporting material, subject to Company's approval.

12.
Vacation. Employee is entitles to an annual vacation of six (6) weeks at full pay. Employee will take his annual vacation at such times as are agreed between Employee and Company, and which do not interfere with the effective performance of Employee's duties. If Employee does not use all his vacation time in any one year, the unused portion may be carried into subsequent years in accordance with Company policy.

13.
Employee's Illness or Incapacity. Employee is entitled to absences because short term illness or incapacity. In the event the Employee is absent from work for more than thirty (30) days in any calendar year due to illness or incapacity any further absence will be deducted from vacation time. If Employee is absent from work because of illness or incapacity cumulatively for more the two (2) months in addition to vacation time in any calendar year Company may terminate this Agreement upon thirty (30) days written notice to Employee.

14.
Termination of Agreement Upon Sale or Termination of Business. Despite anything to the contrary contained in this Agreement, Company or it's successor in interest may terminate this Agreement and Employee's employment with Company upon ninety (90) days notice to Employee, if any of the following events occur:

a.	Sale of Company's Assets. The sale of substantially all of Company's assets to single purchaser or group of associated purchasers;

b.	Sale of Company's Shares. The sale, exchange, or other disposition in one transaction of fifty (50) percent of Company's outstanding shares;

c.	Termination of Company's Business. Company's bona fide decision to terminate its business and liquidate it's assets; or

d.
Merger or Consolidation. The merger or Consolidation of Company in a transaction in which Company's shareholders receive less than fifty (50) percent of the outstanding voting shares of the new or continuing corporation.

15.
Benefits Upon Termination of Agreement In the event that this Agreement is terminated for any of the reasons listed in paragraph thirteen (13) hereof except the liquidation of Company's assets and termination of it's business, or if this Agreement is terminated by the Board of Directors for any other reason other then intentional illegal conduct by Employee, then Employee shall receive termination pay in the amount of two (2) years salary at the then current salary compensation level which shall be paid out over the year following termination in the same manner as salary had been paid during the year prior to termination. During the two (2) year period the Company shall provide the Employee with Medical, Dental and any other benefits Employee had during the Employment Agreement, and shall also include the use of an Automobile during the two (2) year period in accordance with Section 5 above.

16.
Arbitration of Controversies. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, will be settled by arbitration in New York, in accordance with the rules of The American Arbitration Association. Judgment upon the award rendered may be entered in any Court having jurisdiction.

17.	Waiver of Breach of Agreement. If either party waives a breach of this Agreement by the other party, that waiver will not operate or be construed as a waiver of latter similar breaches.

18.
Company May Assign Agreement. Company's rights and obligations under this Agreement will insure to the benefit of and be binding upon Company's successors and assigns and provide notice to the Employee prior to the effective date of such assignment.

19.
Entire Agreement. This written Agreement represents the entire Agreement of Company and Employee with respect to the subject matter hereof, and all prior discussions and negotiations are merged into this agreement. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

20.	Governing Law. This Agreement shall be governed by the laws of the State of New York without respect to principals of conflict of laws.

21.
Counterparts; Facsimile. This Agreement may be executed in one (1) or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one in the same instrument This Agreement may be executed by Facsimile with original signatures to follow.

IN WITNESS WHEREOF, the parties have signed this Agreement and it is effective as of January 23rd 2008.

ATTEST:		Harbrew Imports

	By:	/s/ Dan Martinez (Director)
Secretary		Dan Martinez, Director

/s/ Mark Wood (Director)
Mark Wood, Director

Richard J DeCicco Individually